UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne Holdings, Inc., and SPH Group Holdings, LLC filed the attached complaint against the Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) in Lichtenstein, et al. v. Drake, et al., No. 2:22-cv-02788 (C.D. Cal. 2022) with the United States District Court for the Central District of California on April 27, 2022. The Committee disagrees with the complaint and the claims therein. However, we attach the complaint so that shareholders can review, assess the merits and make an informed decision on their own at the proposed special meeting.

Important Information

This document is being filed in our individual capacity, and not on or behalf of Aerojet Rocketdyne, Inc (the “Company”). No Company resources were used in connection with these materials. Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed on April 22, 2022 a preliminary solicitation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company (the “Preliminary Solicitation Statement”), and will also file a definitive solicitation statement. The Incumbent Directors will furnish the definitive solicitation statement to stockholders, together with a WHITE agent designation card. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE SOLICITATION STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Preliminary Solicitation Statement, the definitive solicitation statement, any amendments or supplements to the solicitation statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of agent designations from stockholders. Information about the participants is set forth in the Preliminary Solicitation Statement filed with the SEC on April 22, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

QUINN EMANUEL URQUHART & SULLIVAN, LLP

Harry A. Olivar (Bar No. 143089)

harryolivar@quinnemanuel.com

R. Brian Timmons (Bar No. 155916)

briantimmons@quinnemanuel.com

Joseph C. Sarles (Bar No. 254750)

josephsarles@quinnemanuel.com

865 South Figueroa Street, 10th Floor

Los Angeles, California 90017-2543

Telephone: (213) 443-3000

Facsimile: (213) 443-3100

Attorneys for Plaintiff

WARREN G. LICHTENSTEIN

DTO LAW

Lauren Hudecki (Bar No. 276938)

lhudecki@dtolaw.com

601 S. Figueroa Street, Suite 2130

Los Angeles, CA 90017

Telephone: (213) 335-6999

Facsimile: (213) 335-7802

Attorneys for Plaintiff

SPH GROUP HOLDINGS, LLC

[Additional counsel listed on signature page]

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

WARREN G. LICHTENSTEIN and	No. 22-CV-02788
SPH GROUP HOLDINGS, LLC, a
Delaware limited liability company,
COMPLAINT FOR:
Plaintiffs,
1. VIOLATION OF SECTION
v.	14(A) OF THE EXCHANGE
ACT OF 1934 (Injunctive
EILEEN P. DRAKE; KEVIN P.	Relief)
CHILTON; THOMAS A.
CORCORAN; LANCE W. LORD;	2. VIOLATION OF SECTION
GAIL BAKER; MARION C.	14(A) OF THE EXCHANGE
BLAKEY; CHARLES F. BOLDEN;	ACT OF 1934 (Declaratory
and DEBORAH LEE JAMES,	Relief))

Defendants.

COMPLAINT

Plaintiffs Warren G. Lichtenstein (“Lichtenstein”) and SPH Group Holdings, LLC (“Steel Holdings”) (together, “Plaintiffs”), by and through their undersigned attorneys, for their Complaint against Defendants, hereby allege, on knowledge as to their own acts and upon information and belief as to the acts of others, as follows:

NATURE OF THE ACTION

1. Warren Lichtenstein is the Executive Chair of Aerojet Rocketdyne Holdings, Inc. (“Aerojet” or the “Company”), a publicly traded company that develops, manufactures, and sells aerospace and defense products. Mr. Lichtenstein has been a member of the Company’s Board of Directors since 2008, was the Chairman of the Company’s Board of Directors (the “Board”) from 2013 through 2016, and has served as the Executive Chairman since 2016. Mr. Lichtenstein also is the Executive Chairman of Steel Partners Holdings, LP (“Steel Partners”), a publicly traded diversified global holding company with operations in diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports. Mr. Lichtenstein, along with Steel Holdings, a wholly-owned subsidiary of Steel Partners, is and has been one of the Company’s largest individual stockholders for the past 15 years.

2. On January 28, 2022, Steel Holdings nominated seven highly qualified candidates (the “Steel Slate”) for election to the Board of Aerojet at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”). Steel Holdings’ nominees include Mr. Lichtenstein and three other incumbent directors of Aerojet. At or about that same time, Mr. Lichtenstein advocated to the Board that the Company’s Annual Meeting should be held no later than May 4, 2022. Defendant Eileen Drake, the current CEO and a director of Aerojet (“Drake”), and her three allies on the Board rejected Mr. Lichtenstein’s proposal and set upon a rogue campaign to coopt the Company’s resources to support Drake’s efforts to install her own hand-picked Board—an effort that resulted in the entry of a Temporary Restraining Order by the Delaware Court of Chancery.

COMPLAINT

3. On February 28, 2022, Drake submitted her own slate of nominees, which included herself and three other incumbent directors. Drake was able to do only because Mr. Lichtenstein and the three incumbent directors on the Steel Slate voluntarily agreed to extend a nomination deadline with which they had complied, and Drake had missed. Drake’s nomination cemented a split in the eight-person Board of Aerojet, with four directors in each camp.

4. For nearly the past three months, Mr. Lichtenstein has sought to schedule the 2022 Annual Meeting so that Aerojet shareholders may vote on a fully informed basis to resolve the Board split, following a trial of claims asserted against Drake and her Board allies, and using a universal ballot. Drake and her allies on the Board have refused to agree on both an annual meeting date and procedures that will allow shareholders to make an informed and fair vote.

5. In a bid to limit shareholder choices, Defendants announced on Friday, April 22, 2022, that they would solicit shareholders to vote to require Aerojet to hold a special meeting at which Drake would seek to cement her coup. Under Aerojet’s bylaws, a special meeting may be held if as few as 25% of the outstanding shares so request. Later on April 22, 2022, Defendants filed a preliminary proxy statement (the “Drake Proxy”) with the Securities and Exchange Commission (“SEC”). The Drake Proxy seeks shareholder support to call a meeting at which Defendants will seek to remove all eight incumbent directors (including Drake and her allies on the Board) and then have themselves voted in as new directors. Defendants’ desperate plan to avoid an annual meeting is a novel gimmick, without precedent under Delaware law. It is intended to skirt the Board’s power under Aerojet’s bylaws and also restrict the rights of Aerojet shareholders by forcing them to vote on “all or nothing” slates.

COMPLAINT

6. Even worse, Defendants’ Drake Proxy is marred by materially misleading statements regarding Mr. Lichtenstein, Steel Holdings, and the events that led to the Board split. The Drake Proxy also fails to disclose information necessary to make its contents accurate. Most important, Defendants fail to disclose that Drake has sought to obtain de facto control over Aerojet by targeting Mr. Lichtenstein with bogus charges over alleged violations of corporate policy. Nor does the Drake Proxy disclose that Drake later sought to bootstrap her own false claims with a deceptive press release announcing an alleged “internal investigation” concerning Mr. Lichtenstein, accompanied by the outrageous charge that Mr. Lichtenstein and Steel Holdings made their Board nominations to block the putative investigation.

7. Defendants are already disseminating their Drake Proxy. When issued in definitive form, the Drake Proxy will commence an unlawful solicitation in violation of Section 14(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9, 17 C.F.R. 240.14a-9. Preliminary and permanent injunctive relief are urgently required.

JURISDICTION AND VENUE

8. This action arises under Section 14(a) of the Exchange Act, 15 U.S.C. § 78n(a), and the rules and regulations promulgated thereunder. This Court has jurisdiction over the subject matter of this action pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1331.

9. Personal jurisdiction exists over each Defendant because each has sufficient minimum contacts to render the exercise of jurisdiction over each Defendant permissible under the 1934 Exchange Act and under traditional notions of fair play and substantial justice. “Where a federal statute such as Section 27 of the [Exchange] Act confers nationwide service of process, the question becomes whether the party has sufficient contacts with the United States, not any particular state.” Sec. Inv’r Prot. Corp. v. Vigman, 764 F.2d 1309, 1315 (9th Cir. 1985). “[S]o long as a defendant has minimum contacts with the United States, Section 27 of the Act confers personal jurisdiction over the defendant in any federal district court.” Id. at 1316.

COMPLAINT

10. Venue is proper in this district pursuant to 28 U.S.C. § 1391 and Section 27 of the Exchange Act, 15 U.S.C. § 78aa, because various acts or transactions constituting the offenses occurred in the Central District of California. Aerojet is headquartered in this District, with its principal office at 222 N. Pacific Coast Highway, Suite 500 El Segundo, CA 90245.

PARTIES

11. Plaintiff Warren G. Lichtenstein has been a member of Aerojet’s Board of Directors for more than 14 years and the Chairman or Executive Chairman of its Board since 2013. Mr. Lichtenstein is also the founder and Chairman of Steel Partners, which he established through predecessor entities more than 30 years ago. Over the course of his career, Mr. Lichtenstein has served on more than twenty public company boards. He resides in Miami, Florida.

12. Plaintiff Steel Holdings is a Delaware limited partnership that, together with its affiliates, beneficially owns approximately 4.2 million shares, or approximately 5.2% of Aerojet’s common stock. Steel Holdings is a subsidiary of Steel Partners, a New York Stock Exchange-traded limited partnership. Steel Partners is a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies. Its limited partnership interests trade under the symbol “SPLP.”

13. Defendant Eileen P. Drake is a member of Aerojet’s Board of Directors and is also the CEO and President of the Company. On February 28, 2022, Drake nominated a group of eight directors for election to Aerojet’s Board at the 2022 annual meeting, which has not yet been scheduled (the “Drake Slate”). Drake resides in Los Angeles, California and beneficially owns 119,260 shares of Aerojet’s common stock.

COMPLAINT

14. Defendant Kevin P. Chilton is a citizen of unknown. He is a member of Aerojet’s Board of Directors and is a nominee in the Drake Slate. He is also identified in the Drake proxy materials as one of the “Person(s) Filing Proxy Statement” and as a “participant” in the proxy solicitation under SEC regulations.

15. Defendant Thomas A. Corcoran is a citizen of unknown. He is a member of Aerojet’s Board of Directors and is a nominee in the Drake Slate. He is also identified in the Drake proxy materials as one of the “Person(s) Filing Proxy Statement” and as a “participant” in the proxy solicitation under SEC regulations.

16. Defendant Lance W. Lord is a citizen of Colorado. He is a member of Aerojet’s Board of Directors and is a nominee in the Drake Slate. He is also identified in the Drake proxy materials as one of the “Person(s) Filing Proxy Statement” and as a “participant” in the proxy solicitation under SEC regulations.

17. Defendant Gail Baker is a citizen of Connecticut and is a nominee in the Drake Slate. She is also identified in the Drake proxy materials as one of the “Person(s) Filing Proxy Statement” and as a “participant” in the proxy solicitation under SEC regulations.

18. Defendant Marion C. Blakey is a citizen of Maryland and is a nominee in the Drake Slate. She is also identified in the Drake proxy materials as one of the “Person(s) Filing Proxy Statement” and as a “participant” in the proxy solicitation under SEC regulations.

19. Defendant Charlie F. Bolden is a citizen of Virginia and is a nominee in the Drake Slate. He is also identified in the Drake proxy materials as one of the “Person(s) Filing Proxy Statement” and as a “participant” in the proxy solicitation under SEC regulations.

20. Defendant Deborah Lee James is a citizen of Florida and is a nominee in the Drake Slate. She is also identified in the Drake proxy materials as one of the “Person(s) Filing Proxy Statement” and as a “participant” in the proxy solicitation under SEC regulations.

COMPLAINT

21. Non-party Aerojet is a Delaware corporation with its principal executive offices in El Segundo, California. Aerojet’s securities are registered under Section 12(g) of the Exchange Act, and shares of its common stock trade on the New York Stock Exchange under the symbol “AJRD.”

FACTUAL ALLEGATIONS

I.	BACKGROUND REGARDING AEROJET ROCKETDYNE

A.	Aerojet’s Relationship to Steel Partners

22. Aerojet Rocketdyne Holdings Inc. (“Aerojet” or “the Company”) is an innovative, technology-based company with businesses across the United States, serving customers in the aerospace, defense and real estate industries.

23. The Company has an eight-member Board: Warren Lichtenstein, Audrey McNiff, Martin Turchin, James Henderson, Eileen Drake, Thomas Corcoran, Kevin Chilton, and Lance Lord.

24. In addition to being an investor through Steel Partners, Mr. Lichtenstein has been an active member of the Company’s Board since 2008. He was appointed Chairman in 2013. In 2016, Mr. Lichtenstein also became Executive Chairman of Aerojet, and his compensation was tied exclusively to increases in shareholder value.

B.	Mr. Lichtenstein’s Recruitment of Eileen Drake

25. In 2015, when Mr. Lichtenstein was in the process of evaluating candidates for the role of Chief Operating Officer of Aerojet’s predecessor, GenCorp, GenCorp’s CEO began to confront certain health issues. Mr. Lichtenstein then suggested that GenCorp hire his top candidate, Eileen Drake, for the CEO position. As a direct result of Mr. Lichtenstein’s recommendation, Drake was hired for the role of CEO, and for years, the two enjoyed a productive relationship with each other. Later that year, as a consequence of certain corporate transactions, GenCorp changed its name to Aerojet Rocketdyne.

COMPLAINT

26. The terms of Drake’s employment with Aerojet were memorialized in an employment agreement that provided substantial benefits to Drake and required her to fulfill certain obligations. Drake’s employment agreement provides that she “shall report directly to the Board and the Chairman of the Board.” She agrees “to carry out and abide by all lawful directions of the Board and the Chairman of the Board that are consistent with her position as Chief Executive Officer.” Drake has “the duties, authorities and responsibilities commensurate with” those in similar capacities in similarly sized companies, as well as others designated by the Board. During her employment and upon the Company’s request, Drake must “promptly deliver to the Company all documents, records, . . . letters, notes, . . . e-mail . . . and any other material of the Company . . . which are in her possession, custody or control.”

27. The Corporate Governance Guidelines for Aerojet define the responsibilities of Mr. Lichtenstein as Executive Chairman, a role he has occupied since 2016. As Executive Chairman, Mr. Lichtenstein’s “principal duties” include: “[l]eading the Board in all aspects of its role, including regularity and frequency of meetings, and agenda setting”; “[e]nabling access to information to help the Board monitor Company performance”; “[e]nsuring effective implementation of board decisions”; “[f]acilitating communication between and among independent directors and management”; “[l]eading senior management in developing the Company’s strategy and recommending it to the board for approval”; and “[s]upporting the Chief Executive Officer (CEO) in implementing and executing Company strategy.”

28. The Corporate Governance Guidelines for Aerojet also require the CEO to periodically “report to the Board on succession planning,” including “policies and principles for chief executive officer and other senior management selection and performance review, as well as policies regarding succession in the case of an emergency or the retirement of the CEO.”

29. As a consequence of Drake’s position, she has received the benefit of a generous compensation package. Over the years, the Board approved sizable increases in this compensation package. By March 2020, Drake’s compensation package included a change-of-control provision, which provided that Drake would

COMPLAINT

receive a massive bonus—of approximately $25 million in total compensation—if Aerojet merged with another entity, was acquired, or if the members of the Board at that time no longer constituted a majority of the Board for any reason and Drake was subsequently terminated or resigned for good reason.

II.	DRAKE’S APPROACH TO FAILED LOCKHEED MERGER PLUNGES COMPANY INTO MANAGEMENT CRISIS

30. The most significant portion of the Drake Proxy is its four page description of the “Background of the Solicitation.” The Drake Proxy materially misstates the many events that led Drake to form the Drake Slate, portraying Drake and her allies on the Board (defendants Corcoran, Chilton and Lord) as defenders of corporate norms. In fact, Drake has been an aggressive defender of her personal perks and finances, with her allies supporting her beyond all reason.

A.	Drake’s Negotiation of Failed Lockheed Merger Reveals Greed and Lack of Deal-Making Savvy and

31. Beginning in early 2020, members of Aerojet management began to consider the possibility of a strategic combination with another firm. In early 2020, Mr. Lichtenstein approached Lockheed Martin (“Lockheed”) to assess Lockheed’s interest in selling its position in the United Launch Alliance, a joint venture between Lockheed and Boeing, to Aerojet. Although these talks did not bear fruit, they led Mr. Lichtenstein to propose that Lockheed should consider purchasing Aerojet.

32. Months of negotiations ensued, during which the parties exchanged price terms for a potential business combination of Aerojet and Lockheed. For Aerojet’s part, negotiations were principally led by Eileen Drake, while Frank St. John represented Lockheed. During the negotiations with Lockheed, Mr. Lichtenstein pressed Drake and her management team to shop the possible deal to other bidders—but Drake resisted Mr. Lichtenstein’s advice. Instead, she placed exclusive focus on Lockheed.

COMPLAINT

33. On July 1, 2020, Lockheed first proposed an all-cash merger that valued Aerojet at $47.50/share. Lockheed’s subsequent bid rose to $52/share in August and eventually rose to $56/share in October 2020.

34. In the past, Drake had adamantly insisted that an offer price as low as $56/share would be unsatisfactory to purchase the Company. However, in October 2020, faced with the prospect of an offer at that price—an offer that would personally net Drake a whopping $25 million as a result of the change-of-control provisions in her employment agreement—Drake abruptly changed her tune. She instead insisted that the $56/share price should be accepted.

35. Mr. Lichtenstein, consistent with his role as Executive Chairman, pressed Drake to negotiate a better deal—one that included a higher price and better non-price terms, such as a reverse termination fee and a “ticking” fee. These requests were made, of course, for the purpose of maximizing shareholder value. Nonetheless, Drake steadfastly refused Mr. Lichtenstein’s requests to press for more.

36. Mr. Lichtenstein, concerned about these developments and keen to understand the Company’s negotiating hand, pressed management for more information. Instead, management, at Drake’s behest, became less and less transparent, as Drake became more determined to close a transaction with Lockheed.

37. On November 12, 2020, Lockheed advised Aerojet that the $56/share price offer was Lockheed’s best and final offer.

38. On November 13, 2020, faced with Drake’s mounting threats, the Board met and agreed to move forward with negotiating an all-cash merger transaction with Lockheed at their $56/share price. In the days that ensued, the parties traded proposals regarding the non-economic terms of the deal, with Mr. Lichtenstein pushing Drake to try for better non-economic terms.

COMPLAINT

39. On December 19, 2020, Mr. Lichtenstein, alongside his fellow board members, voted unanimously in favor of the transaction. Although Mr. Lichtenstein had pushed Drake, as the principal negotiator for Aerojet, to insist on certain better deal terms, he believed the merger was beneficial to shareholders and supported it.    The merger agreement with Lockheed (“Merger Agreement”) was signed the next day.

40. On March 9, 2021, Aerojet’s shareholders also voted to approve the transaction.

41. As a significant Aerojet shareholder, Mr. Lichtenstein’s interests were aligned with those of the shareholder base—his primary objective was, unsurprisingly, to maximize shareholder value. Like Aerojet’s other shareholders, Mr. Lichtenstein saw enormous potential for value creation through the transaction. Steel Partners, stood to make a return of five times its original investment if the merger closed—more than any other shareholder. Any suggestion that Mr. Lichtenstein subsequently tried to scuttle the merger because he disfavored it defies logic and cannot be squared with reality.

B.	Drake Refuses to Engage in Necessary Contingency Planning in Spite of Having Previously Threatened to Leave the Company and Take Management with Her

42. By March 2021, only one large obstacle remained to closing a deal: regulatory approval from the Federal Trade Commission (“FTC”). Despite the positive shareholder vote, a cloud of doubt lingered over the fate of the transaction, as talking heads predicted that a changed regulatory environment portended a failed deal.

43. Within days of shareholder approval, the trading price for Aerojet stock fell to $42/share—approximately 25% below the deal strike price—reflecting doubt among market participants that the merger would be approved.

COMPLAINT

44. For months afterwards, Aerojet and Lockheed were in a state of limbo, with no word from regulators as to the status of the deal. By August 2021—five months after the transaction received shareholder approval—the Company still had no word from the FTC on whether the transaction would clear.

45. Drake, along with management, refused to accept the signals sent by the market. Instead, Drake rebuffed any efforts to discuss what would happen in the absence of regulatory approval.

46. Drake simultaneously grew evasive about her own plans if a deal did not close. As recently as July 2020, less than one year prior, Drake had signaled that she was unsure of whether she would remain as CEO—a threat that she repeated in October 2020, when Board approval of the transaction remained in doubt. These vague tea leaves prompted Aerojet’s Organization and Compensation Committee, in October 2021, to designate Drake’s risk of departure with a question-raising blank (i.e. “—-”). Thus, as regulatory risk of a failed transaction continued to loom over the Company in 2021, so too did the question of whether Drake would remain as a steady steward for the Company in the event the transaction failed to close.

47. It was against this backdrop that Mr. Lichtenstein grew concerned that regulatory approval would not be forthcoming and that the Company should begin the process of contingency planning: making plans for the increasingly likely chance that the FTC would block the merger.

48. Mr. Lichtenstein, leery of the prospect of a failed transaction and no alternative plans, sought opinions from market participants regarding whether the FTC would block the merger. Mr. Lichtenstein also broached the topic of contingency planning, advocating that the Board would need to be prepared for every possible scenario—consistent with their fiduciary duties. These responsibilities would include assessing the risk of director and management departure (including the risk of Drake’s departure), how to retain the most valuable Aerojet employees, and customer and supplier communications in the event of such developments.

COMPLAINT

C.	Threatened by Criticism, Drake Gins Up an Internal Investigation Against Lichtenstein

49. Drake, for her part, grew concerned that a conversation about contingency planning would subject her performance to greater accountability and potentially affect her job security and/or overall compensation.

50. In the ensuing months, Mr. Lichtenstein, alongside several other directors, including Turchin, Henderson, and McNiff, continued to push hard for responsible and necessary contingency planning so that the Company would have a go-forward plan in the increasingly likely event that the merger failed to receive regulatory approval.

51. These efforts, however, continued to irk Drake, who was fixated on her own personal financial goals. Indeed, Drake continued to deny any prospect that a deal would not close and rejected any attempts to pursue contingency planning.

52. This was no more evident than on September 2, 2021, when Drake, alongside management, provided a status report regarding the merger. In the status report, Drake and management referenced a publicly available article speculating that the FTC was planning to file a complaint to halt the merger. The article was consistent, of course, with market data reflecting shareholder sentiment that regulatory approval would not be obtained. Nonetheless, Drake refused to acknowledge these data, instead writing that “We believe this speculation is inaccurate,” and advising that she “anticipate[d] that the transaction will close in Q4 2021.”

53. By contrast, Drake’s colleagues on the Board were growing increasingly concerned that there was no plan in place to deal with the possibility of a failed transaction. Mr. Lichtenstein, along with several other Board members, continued to press Drake and Board to engage in some contingency planning. It was in the wake of these efforts that Drake, using Company resources, demanded the Company conduct an internal investigation against Mr. Lichtenstein.

COMPLAINT

III.	THE MERGER FAILS AND DRAKE GOES ROGUE

A.	As the Merger Collapses, Mr. Lichtenstein Proposes Neutral Slate

54. In his capacity as Executive Chairman, Mr. Lichtenstein convened a special meeting of the Board for January 24, 2022. One agenda item was the nomination of directors for the annual meeting. Mr. Lichtenstein shared a proposal in advance of the meeting under which the Board would nominate seven incumbent directors, leaving out Mr. Corcoran who had expressed by email on January 21, 2022, a desire not to stand for re-election. Drake advised the Board that it should not act on the proposal until the next Board meeting in February 2022, when a committee of the Board might review the matter. Defendants Lord, Chilton, and Corcoran (the “Drake Director Faction”) indicated their support for Drake’s suggestion. Mr. Lichtenstein withdrew the proposal, indicating that he would ask his colleagues to consider it further. Drake and the Drake Director Faction were keenly aware that the deadline for shareholder nominations under the bylaws was fast approaching. Their insistence that a committee of the Board consider the appropriate nominees after the shareholder nomination deadline (which was February 5, 2022) was intended to give the Drake Director Faction the upper hand by delaying until it was too late for Steel Partners to exercise its rights. Indeed, Drake also provided one or more of the Drake Director Faction with an outline of her demands for a lucrative severance package to be implemented when the Lockheed merger terminated, an event that now seemed inevitable. Drake conditioned further discussion of her demands on a commitment by Steel Partners that it would forego any nomination of directors for the 2022 annual meeting.

55. Despite Drake’s longstanding representations to the Board to the contrary, on January 25, 2022, the FTC unanimously rejected the Company’s merger with Lockheed, bringing suit to block the transaction.

COMPLAINT

56. After further consideration, Mr. Lichtenstein called a second special meeting of the Board for January 26, 2022. Mr. Lichtenstein again proposed that the Board nominate seven incumbent directors at the annual meeting, leaving out Mr. Corcoran, but also proposed that after the annual meeting the Board would expand and add two diverse directors. He further offered to forego Steel Partners’ right to submit its own nominations in the event the Company accepted this proposal.

57. The purpose of renominating and agreeing to the same directors, without the usual process of proceeding through the governance committee, was simple: Time was short and the whole Board could resolve the issue without the added layer of committee involvement, especially since the proposal covered all Board members who wished to stand for re-election. The proposal was not a power grab—instead, Mr. Lichtenstein would have no more control than he had before, and the Board would preserve the status quo, adding two new directors after Mr. Corcoran’s departure. Without explanation, Mr. Corcoran changed his mind and Drake and the Drake Director Faction rejected this proposal. Drake no doubt feared that without her allies controlling key committees and forming a blocking position, she would be held accountable to the Board to perform her job.

58. Drake’s refusal left Steel Partners with a Hobson’s choice, nominate a slate of directors or be barred from doing so by the bylaws, which set a deadline of February 5, 2022 for shareholder nominations. On January 28, 2022, Steel Partners delivered a letter to the Company nominating a slate of seven director candidates for election. Four of the members of Steel Partners’ slate were incumbent directors: Plaintiffs Lichtenstein, Turchin, McNiff, and Henderson. The proposed slate did not include Drake because she had expressed an interest in negotiating an exit from the Company and provided General Chilton with a list of exit package demands. Representatives of Steel Partners explained to the Company that Steel Partners remained willing to compromise to avoid a contested election.

COMPLAINT

59. In response, Drake and the Drake Director Faction went into attack mode.

B.	Faced with an Impending Deadline under the Bylaws, Lichtenstein Proposes a Proxy Slate

60. By February 1, 2022, the Board was split, and the deadline for nominations was less than three days away. Left with no other option, Steel Partners amended its Schedule 13D on that date to disclose the nomination of its slate.

61. The Steel Partners slate consisted of seven prospective directors, each imminently qualified to serve in that capacity, and four of whom are incumbent directors:

a. Audrey McNiff is an incumbent director who has served on the Board since 2020. She is a Trustee of the Ann Romney Center for Neurologic Diseases at the Brigham Woman’s Hospital, a collaborative global pursuit to accelerate treatments, preventions and cures of neurologic diseases and serves on the board of directors and as Vice Chair of Finance of the John A. Hartford Foundation, an organization dedicated to enhancing the health of older people, since 2010. Ms. McNiff was formerly a Partner and the Global Head of Foreign Exchange Sales and Derivatives Prime Brokerage at The Goldman Sachs Group, Inc. (NYSE: GS), an investment bank and financial services company.

b. Martin Turchin has served as a Board member since 2008. Mr. Turchin is a non-executive Vice Chairman of CBRE Group, Inc. (NYSE: CBRE), a commercial real estate services and investment firm.

c. James R. Henderson has served as a Board member since 2008. Mr. Henderson previously served as the Chief Executive Officer of Armor Express, a manufacturer and distributor of high performance body armor systems, from January 2018 to December 2021.

COMPLAINT

d. Warren Lichtenstein has served as a Board member since 2008. He served as Chairman of the Board from 2013 to 2016 and has served as the Company’s Executive Chairman since 2016. Mr. Lichtenstein is the Executive Chairman of Steel Partners Holdings GP Inc. (“Steel Holdings GP”), the general partner of Steel Partners, a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies.

e. Joanne M. Maguire was a new designee, with strong corporate governance experience and a deep background in the aerospace and defense industry. At the time of her nomination, Ms. Maguire had served on the boards of directors of CommScope Holding Company, Inc., a network infrastructure provider, since 2016, Tetra Tech, Inc., an engineering services firm, since 2016, and Visteon Corporation, an automotive systems supplier, since 2015. In addition, Ms. Maguire had also held positions with Lockheed Martin Corporation, including as the Executive Vice President of the Space Systems Company, from 2006 to 2013.

f. Aimee J. Nelson was another new designee. Ms. Nelson served on the board of directors of CorpHousing Group Inc., has significant executive leadership experience and strategic planning acumen. Previously, Ms. Nelson served as Chief Financial Officer of MKCuisine Global, LLC and Managing Director of Fifth Third Bank, a bank subsidiary of Fifth Third Bancorp. Ms. Nelson also brings a strong background in marketing and business development.

COMPLAINT

g. Heidi R. Wood was the third new designee proposed by Steel Partners. Ms. Wood had served and continues to serve as Executive Vice President, Business Development & Growth Initiatives of CAE Inc., a manufacturer of simulation technologies, modelling technologies and training services to airlines, since 2020. In addition, she had also served as President of CAE Healthcare, CAE Inc.’s healthcare division. Ms. Wood was also previously Interim President of Defense and Security at CAE Inc. She has extremely relevant experience across the Company’s sales verticals and industry.

62. Although Steel Partners had to formally nominate a slate to ensure that its right to do so was preserved, Mr. Lichtenstein continued his effort to reach compromise with the Board. He became concerned, however, that Drake and the Drake Director Faction were seeking to use their positions as insiders to gain an advantage over Steel Partners. Events came to a head at a February 4, 2022 Board meeting, where separate motions to govern the annual meeting put forth by Mr. Corcoran and Mr. Lichtenstein failed to carry.

IV.	THE CHANCERY COURT ISSUES AN ORDER RESTRAINING DRAKE’S ONGOING MISUSE OF COMPANY RESOURCES

63. On February 7, 2022, Mr. Lichtenstein and three other Board members (the “Lichtenstein Plaintiffs”) filed suit in Delaware Chancery Court, asserting claims against Drake and Messrs. Lord, Chilton and Corcoran to restrain their unlawful efforts to use Aerojet’s resources to disparage Mr. Lichtenstein and his nominees and wrongfully interfere with their efforts to elect their nominees.

64. On February 23, 2022, the Court entered a temporary restraining order granting the Lichtenstein Plaintiffs’ desired relief. It prohibited the Drake Slate from taking two primary actions:

a. making any public statement, issuing any press release, or making any disclosure on behalf of or in the name of the Company in support of the election efforts of any candidate for election at the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”).

COMPLAINT

b. taking action on behalf of or in the name of the Company or using or otherwise deploying Company funds or other Company resources in support of the election efforts of any candidate for election at the Annual Meeting.

65. The Delaware Court of Chancery has set trial for May 23-25, 2022.

V.	DEFENDANTS’ MISLEADING PROXY STATEMENT

66. Section 14(a) of the Exchange Act and SEC regulations promulgated thereunder govern the solicitation of proxies at annual and special meetings for Aerojet and its shareholders. These regulations provide that any person who wishes to conduct a proxy solicitation for a seat on Aerojet’s Board must comply with the disclosure requirements mandated by the SEC in its Rules 14a-1 through 14a-15, 17 C.F.R. §§ 240.14a-1 to 14a-15. These requirements protect the interests of shareholders by assuring full and accurate disclosure of material facts regarding the candidates for office and their positions. To comply with these rules, among other things, Defendants’ proxy solicitation material must be filed with the SEC and must comply with the Exchange Act’s anti-fraud provisions, 15 U.S.C. § 78n(a) and Rule 14a-9, 17 C.F.R § 240.14a-9.

67. On April 22, 2022, Defendants, assuming the name “Committee for Aerojet Rocketdyne Shareholders and Value Maximization,” filed the misleading Drake Proxy that is the subject of this action on Schedule 14A with the SEC. The Drake Proxy states that the Defendants are seeking to call a special meeting for the purpose of considering and voting on four proposals:

•	Proposal 1: remove all eight members of the Company’s Board of Directors, subject to the concurrent election of a new Board pursuant to Proposal 2;

•	Proposal 2: subject to the concurrent approval of Proposal 1, elect a new eight-member Board of Directors;

COMPLAINT

•

Proposal 3: approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of Proposal 1 or Proposal 2; and

•	Proposal 4: transact such other business as may properly be included in the notice of special meeting.

68. The Drake Proxy contains multiple, materially misleading statements, starting with the rationale for the special meeting.

69. The Drake Proxy states that Defendants are seeking to call a special meeting because the Board is deadlocked on a number of issues and purport that they are doing so because they have attempted to schedule the 2022 Annual Meeting and Plaintiff Lichtenstein has “actively thwarted that effort.” That statement is materially misleading because it ignores that Plaintiffs have made multiple reasonable proposals of procedures to conduct the 2022 Annual Meeting, all of which have been rejected by Drake and the Drake Director Faction, as well as that the issue of the 2022 Annual Meeting is presently before the Court of Chancery and set for expedited trial on May 23-25, 2022.

70. Defendants’ Drake Proxy is also materially misleading for failing to disclose that the two main items for shareholder vote—removal of the entire Board and replacement with four incumbents and four new directors—are without precedent under Delaware law and contrary to the bylaws of Aerojet. In addition, the “all or nothing” vote that Defendants propose on these items is prohibited by federal proxy regulations.

71. Defendants have also established a website, MaximizeAJRDvalue.com, on which they have published the Drake Proxy and, under “Shareholder Resources,” links to documents entitled “Proxy Contest Background,” and “Press Release Announcing Solicitation to Call a Special Meeting.” The documents at these links repeat the misleading statements found in the Drake Proxy.

COMPLAINT

A. Defendants’ Misleading Statements Regarding the Termination of the Contemplated Merger and Ensuing Internal Review

72. The Drake Proxy claims that in fall 2021, the Board received information that “Mr. Lichtenstein was working to undermine the transaction, denigrating Company management and intending to seize control if the Lockheed Martin merger failed.” That statement is materially misleading in numerous respects, including the following:

a. First, the statement omits the material fact that Drake had threatened to leave the Company.

b. Second, the statement omits that the investigation was initiated by Drake in the context of her disagreement with Mr. Lichtenstein’s requests that Drake and management engage in contingency planning and Drake’s insistence that the Lockheed merger would close and that any contingency planning was premature and risky.

c. Third, the statement omits that Drake was invested in the success of the Lockheed Martin transaction because she stood to gain over $24 million in a change-in-control benefit, willfully blinding herself to the possibility that the transaction would not receive regulatory approval. Indeed, even though the Aerojet stock price was well below the strike price for the Lockheed transaction—seemingly indicating that the market doubted the transaction would close—Drake and her management team stonewalled Mr. Lichtenstein and the Board on information regarding regulatory approval and insisted that the FTC would approve the deal.

d. Fourth, the statement omits the material fact that Drake had threatened to leave the Company without the Lockheed Martin transaction and that the directors would be embroiled in litigation for the “rest of their lives.”

COMPLAINT

e. Fifth, the statement omits that Drake was invested in the success of the Lockheed Martin transaction because she stood to gain over $24 million in a change-in-control benefit, willfully blinding herself to the possibility that the transaction would not receive regulatory approval. Indeed, even though the Aerojet stock price was well below the strike price for the Lockheed transaction—seemingly indicating that the market doubted the transaction would close—Drake and her management team stonewalled Mr. Lichtenstein and the Board on information regarding regulatory approval and insisted that the FTC would approve the deal.

f. Sixth, the statement omits that Mr. Lichtenstein had repeatedly asked Drake for informational transparency and contingency plans, and Drake had responded by providing less information and claiming that contingency planning was “premature” and risky.

g. Seventh, the statement suggests that these allegations are live, when in reality the Defendants know whether some or all of these allegations have proven false.

73. The Drake Proxy next claims that in September 2021 “the six non-executive directors on the Company’s Board sent Mr. Lichtenstein a written directive to cease and desist from communicating with third parties about the merger and Company’s executive management.” That statement is materially false and misleading because it omits the memo’s statement that the Independent Members of the Board had determined that Mr. Lichtenstein had not violated the merger agreement.

COMPLAINT

74. The Drake Proxy is misleading because it states that Defendants are not aware of any efforts by Mr. Lichtenstein or any Steel Partners Director to confer with Aerojet’s Corporate Governance and Nominating Committee, wrongly suggesting that Mr. Lichtenstein or Steel Partners were required to do so. Indeed, the Drake Proxy omits that the deadline for stockholders to nominate directors was fast approaching and Mr. Lichtenstein simply sought to preserve the composition of the existing Board—not a new proposal of new directors that would require extensive vetting by the Organization and Compensation Committee—while the Lockheed transaction was pending, to avoid a situation in which, as a stockholder, he missed the deadline for nominations.

75. The Drake Proxy next states that Mr. Lichtenstein’s slate proposed on January 24, 2022, included all of the Company’s current directors “except Mr. Corcoran—the director supervising the ongoing investigation into Mr. Lichtenstein’s alleged misconduct.” It goes on to state that the removal of Mr. Corcoran “would have the effect of removing the sole director supervising the internal investigation of Mr. Lichtenstein’s conduct.” That statement is materially misleading for several reasons.

a. First, the annual meeting would not occur, and the new slate would not have been installed, until well after the investigation was scheduled to conclude. Removing Mr. Corcoran would have had no effect on the internal investigation.

b. Second, Mr. Corcoran was not “supervising” the investigation. The investigation is being supervised by a special committee consisting of all directors except Drake and Mr. Lichtenstein.

c. Third, Mr. Corcoran had emailed Mr. Lichtenstein on January 21, 2022, writing “I have independently decided, for personal reasons, not to seek re-election for another term and plan to inform the Board of that decision in due course.” Mr. Lichtenstein was not “removing” Mr. Corcoran. Mr. Corcoran had removed himself.

COMPLAINT

76. The Drake Proxy misleadingly asserts that Mr. Lichtenstein’s proposed slate “would give him and his faction 4-3 voting control.” Lichtenstein does not control any directors and the proposed slate would not have given him voting control. Nor is there any “faction” that would have had voting control. Defendants also omit that Mr. Lichtenstein further proposed appointing two additional, diverse directors to the board after the annual meeting, so that it would consist of a total of nine, not seven, directors. Even under defendants’ false premises, Mr. Lichtenstein’s alleged “faction” could not have “voting control.”

77. The Drake Proxy states that, “Rather than adhere to the Company’s well-established nomination process, Mr. Lichtenstein attempted to circumvent the Corporate Governance & Nominating Committee (and its procedures) to ensure that he would have a seat on the Board regardless of the outcome of the ongoing internal investigation into his conduct.” The statement is materially misleading, because a proposal made openly to the full board is not a circumvention of process and Mr. Lichtenstein’s proposal did not prevent the Corporate Governance & Nominating Committee from meeting or carrying out any process—especially because no new directors were being proposed for the Board. It is also false for stating that Mr. Lichtenstein acted to avoid “the outcome of the ongoing internal investigation.”

78. The Drake Proxy further states that, at the January 24 special meeting, “[f]ollowing discussion of the resolution, Mr. Corcoran joined the call to explain that Mr. Lichtenstein had urged him to agree not stand for reelection at the 2022 annual meeting.” Again, the Drake Proxy is materially misleading. Whatever Mr. Corcoran may have said at the meeting, the fact is that Mr. Corcoran first raised his not seeking reelection on his own initiative. Moreover, the Drake Proxy conspicuously omits any reference to Mr. Corcoran’s January 21 email in which he wrote that he did not plan to seek re-election for another term.

COMPLAINT

79. The Drake Proxy asserts that Mr. Lichtenstein canceled the January 27, 2022 special meeting when he learned he would not have the necessary votes to “push through his agenda.” In reality, the meeting was cancelled because the Company’s general counsel and outside counsel intervened on the supposed basis that certain aspects of the proposal were unacceptable and required Lockheed’s consent.

80. The Drake Proxy defines General Chilton, Mr. Corcoran, and General Lord as the “Independent Directors.” This is misleading. Aerojet has routinely made SEC filings that identify all six non-management directors as independent.

81. The Drake Proxy describes the Drake Defendants’ newly reasserted counterclaims and falsely asserts that Mr. Lichtenstein and “the other directors affiliated with Steel Partners” have a conflict of interest and are “violating their fiduciary duties” by failing to abstain from votes. Further, the Drake Proxy asserts that Board cannot act “independently to protect stockholder interests” because Mr. Lichtenstein and “the other Steel Partners-affiliated directors” have not ceded authority to the Drake Defendants (an abdication of their responsibilities as directors). Finally, the Drake Proxy asserts that “Mr. Lichtenstein stands to lose millions of dollars in annual compensation.” These statements contain materially false statements and omissions.

a. First, Mr. Turchin, Mr. Henderson, and Ms. McNiff are not “affiliated” with Steel Partners, other than having voted the same way as Mr. Lichtenstein on matters over which the Aerojet Board is currently split. As year after year of Aerojet proxy statements have made clear, Mr. Turchin, Mr. Henderson, and Ms. McNiff are independent directors, including under NYSE listing standards.

b. Second, it is materially misleading to claim that Mr. Lichtenstein, Mr. Turchin, Mr. Henderson, and Ms. McNiff have conflicts of interest. If any director is conflicted because they are involved in a proxy contest, or might at some undetermined point in the future purchase additional shares, then every director suffers from the same purported conflict. Suggesting that Mr. Lichtenstein is uniquely conflicted is a pretext for seizing control over the Company and invalidating the votes of its Executive Chairman and three independent directors.

COMPLAINT

c. Third, Mr. Lichtenstein receives no guaranteed base salary or compensation from Aerojet, no pension, and no healthcare plan. Instead, Mr. Lichtenstein will only receive compensation if Aerojet’s stock achieves certain targets. Mr. Lichtenstein’s “annual compensation” is thus directly tied to shareholder interests, and it is misleading to suggest that he stands to automatically “lose millions of dollars in annual compensation” if he no longer sat on the Aerojet Board. In contrast, the other non-employee directors—including the three directors who have taken Drake’s side in this dispute—each receive annual cash retainer fees, fees for membership and chairmanship of various committees, and annual awards of restricted stock.

82. The Drake Proxy asserts that “Steel Partners’ proxy fight is receiving an unfair advantage by virtue of the Board deadlock.” This statement is materially false. As described above, the Drake Defendants have failed to disclose their misuse of Company resources, issued a press release and made SEC filings in the Company’s name disparaging Mr. Lichtenstein, hired and paid outside counsel and advisors and experts with Company funds to wage litigation against Mr. Lichtenstein, and sought court intervention to grant them authority to unseat Mr. Lichtenstein and control the Company.

B.	Defendants’ Misleading Statements Regarding Steel Partner’s HSR Filing and Intent to Acquire Stock

83. The Drake Proxy also misleadingly states that, On April 5, 2022, Mr. Lichtenstein delivered notice to the Company of his filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing an intention to acquire slightly over $1 billion in Company voting securities in the near future.

COMPLAINT

This statement falsely asserts that Mr. Lichtenstein is considering buying approximately 30% of Aerojet, grossly misrepresents the nature of Mr. Lichtenstein’s filing under the HSR, and falsely implies that Mr. Lichtenstein is seeking to purchase control of the Company.

84. On April 5, 2022, Mr. Lichtenstein and Steel Holdings notified the FTC and the DOJ of an intent to purchase additional shares of Aerojet because the HSR would otherwise prohibit him or Steel Partners from acquiring additional shares of Aerojet. As required by federal law, Plaintiffs also notified the Company of the filing.

85. Defendants have no basis for the assertion that Mr. Lichtenstein intends to acquire “slightly over $1 billion in Company voting securities.” To the contrary, Mr. Lichtenstein has repeatedly represented to Drake and the Drake Director Faction that his and Steel Partners’ intention is, depending on market conditions, to acquire up to another 5% of Aerojet stock, and that he does not intend to acquire stock that would cause their beneficial ownership to exceed 15%. These acquisitions would only take place after May 5, 2022, when the waiting period under HSR expires, and assuming there is an open trading window.

86. Mr. Lichtenstein also offered to agree, on behalf of himself and on behalf of Steel Partners, that neither he nor Steel Partners would buy or sell voting securities of the Company prior to the record date for the 2022 Annual Meeting, if Drake and other members of the Board would make the same commitment and agree to an orderly schedule for the annual meeting. The Drake Proxy omits this offer, because it undermines the bogus “control” theory that Defendants are trying to sell to shareholders.

C.	Defendants Misleadingly Omit That the Remove/Elect Plan Is a Change of Control That Would Risk Triggering Large Change in Control Payments

COMPLAINT

87. The Drake Proxy is silent as to the economic consequences of Drake’s Remove/Elect Plan, in particular that it would cause a change in control and possibly accelerate payment to Drake of approximately $25 million if her scheme to remove the sitting Board succeeds.

88. Drake’s employment agreement dated May 4, 2020, defines a change in control (“CIC”) to include a change in a majority of the members of the Board to members whose nomination was not approved by the existing members of the Board or that resulted from an actual or threatened proxy contest. The removal of all directors proposed by Defendants would result in a CIC.

89. Under Drake’s employment agreement, if a CIC occurs and she then resigns “for Good Reason,” within the next 24 months Drake is entitled to extraordinary compensation, including a severance payment equal to three times the sum of (y) Drake’s base salary and (z) annual target bonus paid in a lump sum, immediate full vesting of all of Drake’s equity awards and payment of health insurance coverage for two years. According to the proxy filed in connection with the 2021 annual meeting, Drake’s CIC severance had a value exceeding $20.7 million at that time.

90. Under Aerojet’s Executive Change in Control Policy, all other executive officers will be entitled to extraordinary compensation due to the CIC if Drake’s plan succeeds and they are terminated without cause or leave for “Good Reason.” According to the proxy filed in connection with the 2021 annual meeting, the other executive officers’ CIC severance had an aggregate value exceeding $10 million at that time.

91. The materiality of these provisions is clear. Defendants’ non-disclosure is especially misleading since, as Drake and the Drake Director Faction well know, members of the Board have from time to time discussed a relocation of the corporate headquarters, an event that would satisfy the second trigger, leading to an enormous payout to Drake and others. Yet, the Drake Proxy is entirely and misleadingly silent regarding CIC compensation.

COMPLAINT

FIRST CAUSE OF ACTION

Violations of Section 14(a) of the Exchange Act and Rules Thereunder

(For Injunctive Relief Against All Defendants)

92. The Plaintiffs repeat and reallege every allegation contained above.

93. Rule 14a-9 under the Exchange Act, l 7 C.F.R. § 240.14a-9, prohibits making a solicitation “by means of any ... communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.”

94. The Drake Proxy is currently filed with the SEC as “preliminary proxy material” and available to Aerojet shareholders through the SEC’s EDGAR platform. In addition, defendants have established their own website, MaximizeAJRDvalue.com, where they have posted the Drake Proxy, even though SEC regulations prohibits its dissemination to Aerojet shareholders until it has been cleared as a “definitive proxy statement.” As a result, the misleading contents of the Drake Proxy are already being distributed to Aerojet shareholders. Defendants have made clear their intent to mail the Drake Proxy to all Aerojet shareholders at the earliest permissible date, estimated to be May 2, 2022.

95. As set forth above, the Drake Proxy contains multiple false and misleading statements, including through omitting facts and information necessary to make the contents thereof accurate. The Drake Proxy will mislead Aerojet shareholders into supporting Defendants.

96. Plaintiffs will be irreparably harmed by the dissemination of the Drake Proxy and any decision based thereon, and have no adequate remedy at law.

COMPLAINT

SECOND CAUSE OF ACTION

Violations of Section 14(a) of the Exchange Act and Rules Thereunder

(For Declaratory Judgment Against All Defendants)

97. The Plaintiffs repeat and reallege every allegation contained above.

98. Defendants, by disseminating the Drake Proxy containing false and misleading statements, and publishing the Drake Proxy and other materially misleading materials on the website MaximizeAJRDvalue.com, including the links under “Shareholder Resources” to “Proxy Contest Background,” and “Press Release Announcing Solicitation to Call a Special Meeting,” have engaged in conduct in violation of Rule 14a-9 under the Exchange Act, 17 C.F.R. §240.14a-9.

99. To the extent that Defendants solicit proxies using the Drake Proxy and other materials containing such false and misleading statements, the Court should issue a declaratory judgment declaring that the Drake Proxy violates Rule 14a-9 under the Exchange Act, 17 C.F.R. §240.14a-9.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs pray for judgment as follows:

A. Preliminarily and permanently enjoining Defendants, their servants, employees, agents and attorneys and all persons acting on their behalf or in concert or participation with them, from directly or indirectly: violating Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; soliciting and delivering any proxy, consent or authorization with respect to Aerojet securities; acquiring or attempting to acquire any Aerojet securities; voting in person or by proxy any Aerojet securities; soliciting or arranging for the solicitation of orders to buy or to sell any Aerojet securities.

B. Alternatively, preliminarily and permanently enjoining Defendants from proceeding with any proxy solicitation, or attempting to exercise or utilize in any manner any written proxy delivered to Defendants, until such time as Defendants have complied with all requirements of the Exchange Act, including, without limitation corrective disclosures consistent with their obligations under Section 14(a) and Rule 14a-9, and the shareholders of Aerojet have been afforded a sufficient opportunity to review such complete and accurate disclosures so as to render an informed decision thereon.

COMPLAINT

C. Preliminarily and permanently enjoining Defendants from engaging in any action in furtherance of unlawful solicitation activity in connection with the special meeting of the Aerojet shareholders.

D. Invalidating all proxies obtained in violation of Section 14(a) of the Exchange Act and Rule 14a-9.

E. Declaring that Defendants’ solicitation activities violated Section 14(a) of the Exchange Act and Rule 14a-9 and declaring void all proxies obtained in violation of the statute.

Awarding plaintiff costs, disbursements, attorney’s fees, and such other and further relief as the court deems just and proper.

DATED: April 27, 2022	QUINN EMANUEL URQUHART &
SULLIVAN, LLP

	By	/s/ R. Brian Timmons
R. Brian Timmons
Harry A. Olivar
Joseph C. Sarles

Attorneys for Plaintiff
WARREN G. LICHTENSTEIN

COMPLAINT

DATED: April 27, 2022	DELGADO TARANGO O’NEILL LLP

	By	/s/ Lauren Hudecki
Lauren Hudecki

DTO LAW
William A. Delgado (Bar No. 222666)
wdelgado@dtolaw.com
Lauren Hudecki (Bar No. 276938)
lhudecki@dtolaw.com
Nicole G. Malick (Bar No. 335754)
nmalick@dtolaw.com
601 S. Figueroa Street, Suite 2130
Los Angeles, CA 90017
Telephone: (213) 335-6999
Facsimile: (213) 335-7802

Megan O’Neill (Bar No. 220147)
moneill@dtolaw.com
2400 Broadway, Suite 200
Redwood City, CA 94063
Telephone: (415) 630-4100
Facsimile: (415) 630-4105

OLSHAN FROME WOLOSKY LLP
Thomas J. Fleming*
TFleming@olshanlaw.com
Adrienne M. Ward*
AWard@olshanlaw.com
Sahand Farahati*
SFarahati@olshanlaw.com
1325 Avenue of the Americas
New York, NY 10019
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
*pro hac vice application forthcoming

Attorneys for Plaintiff
SPH GROUP HOLDINGS, LLC

COMPLAINT